UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 2, 2011

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Echelon Corporation (“Echelon”) announced today the appointment, effective as of November 7, 2011, of William R. Slakey as Echelon’s Executive Vice President and Chief Financial Officer. Mr. Slakey will succeed Oliver “Chris” Stanfield, Echelon’s current Executive Vice President and Chief Financial Officer, who will retire but will remain with Echelon through a transition period. In addition, Echelon announced that C. Michael Marszewski has been appointed Principal Accounting Officer reporting to Mr. Slakey.

Mr. Slakey, age 53, previously served as chief financial officer at leading public companies including Extreme Networks, Handspring, Inc. and WJ Communications, and at successful private technology firms including LiveOps, SnapTrack, Inc, and Tropos Networks. Mr. Slakey has also held senior financial positions at Palm Computing, 3Com Corporation and Apple Computer.

Mr. Slakey did not enter into an employment agreement but the following is a summary of the material terms of the offer letter accepted by Mr. Slakey:

Base Salary. Mr. Slakey will be entitled to receive a base salary of $312,000 per year.

Annual Bonus. Mr. Slakey shall be eligible to participate in the management bonus plan for 2011. The amount of the target bonus will be an annual target amount equal to $124,800, but prorated to the portion of the 2011 calendar year during which Mr. Slakey is actually employed by Echelon. Under the management bonus plan Mr. Slakey is eligible to earn cash payouts upon Echelon’s achievement of certain performance targets. The plan is tied 50% to performance targets based on Echelon’s revenue and 50% to performance targets based on its non-GAAP operating income or loss (“NGOI”). (NGOI will be calculated as Echelon’s actual net operating income or loss for full year 2011, adjusted to remove stock based compensation charges, payments under the plan itself and certain other charges.) The goals of the plan are to drive revenue growth and control spending. If the performance criteria are exceeded, the amount of the bonus paid to Mr. Slakey may exceed the pro rata amount of the target bonus.

Equity Compensation. Effective on November 10, 2011, which is Echelon’s next regularly scheduled equity compensation grant date following the effective date of Mr. Slakey’s appointment as Executive Vice President and Chief Financial Officer Board, Mr. Slakey will receive an equity compensation grant as follows:

•

100,000 stock-settled Stock Appreciation Rights or SARs (as defined in Echelon’s 1997 Stock Plan, as amended (the “Stock Plan”)), with an exercise price equal to the closing price of Echelon’s stock on November 10, 2011, and which shall be subject to vesting in four equal annual increments over four years. The SAR grant shall expire on the fifth anniversary of issuance and any shares then unexercised shall be returned to the Stock Plan; and

•

100,000 Performance Shares (as defined in the Stock Plan), which shall be subject to vesting in four equal annual increments over four years. 50,000 of these Performance Shares shall also be subject to specified performance criteria. Of these 50,000 Performance Shares, 25,000 shares will vest only if Echelon reports four consecutive quarters of cumulative non-GAAP operating profit on or prior to April 1, 2015, and the remaining 25,000 shares will vest only if Echelon reports a completed fiscal year with a specified level of non-GAAP operating profit on or prior to April 1, 2015.

There are no family relationships between Mr. Slakey and any director or executive officer of Echelon, and Mr. Slakey has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Marszewski, age 44, has been Echelon’s Controller since 1999 and a Vice President since 2002. Previously, Mr. Marszewski was a divisional controller at Stanford Telecommunications and a senior tax analyst at National Semiconductor.

There are no family relationships between Mr. Marszewski and any director or executive officer of Echelon, and Mr. Marszewski has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated November 2, 2011, of Echelon Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Oliver R. Stanfield
Oliver R. Stanfield Executive Vice President and Chief Financial Officer

Date: November 2, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 2, 2011, of Echelon Corporation.